Exhibit 99.11

[letterhead of Kirkpatrick & Lockhart Preston Gates Ellis LLP]

June 17, 2008

Van Wagoner Funds, Inc.

3 Embarcadero Center

Suite 1120

San Francisco, CA  94111

Ladies and Gentlemen:

We have acted as counsel to the Van Wagoner Funds, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), registering shares of common stock of Emerging Growth Fund, par value $0.0001 per share (the “Shares”), to be issued pursuant to Plans of Reorganization and Termination, the form of which is being filed as part of the Registration Statement (the “Reorganization Plan”).  The Reorganization Plan between Emerging Growth Fund and Small-Cap Growth Fund and the Reorganization Plan between Emerging Growth Fund and Growth Opportunities Fund (Growth Opportunities Fund, together with Small-Cap Growth Fund, are each referred to as a “Target Fund”), each a series of the Company, will provide for the transfer of each Target Fund’s assets to, and the assumption of such Target Fund’s liabilities by, Emerging Growth Fund in exchange solely for a number of Shares determined in the manner specified in the Reorganization Plan, such Shares to be distributed to the Target Fund’s shareholders upon the closing of the transactions contemplated by the Reorganization Plan.

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Reorganization Plan, the Articles of Incorporation, as amended (the “Charter”) and By-Laws of the Company, and the action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have further assumed that, as of any date of determination, the number of issued Shares will not exceed the number of Emerging Growth Fund shares authorized to be issued under the Charter.  We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the

State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company.  We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.              The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Company; and

2.              When issued and paid for upon the terms provided in the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the reference to this firm in the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP